Exhibit 10.1

Surf Air Technologies LLC

Joint Venture Agreement

This JOINT VENTURE CONTRACT (this “Agreement”) is made and entered into as of August 9, 2024 (the “Agreement Date”), between Surf Air Mobility Inc. a Delaware corporation, located at 12111 S. Crenshaw Blvd., Hawthorne, CA 90250 (“Surf Air”) and Palantir Technologies, Inc., a Delaware corporation located at 1200 17th Street, Floor 15, Denver, Colorado 80202 (“Palantir”) (together the “Participants”). The Participants wish to form a joint venture (the “Venture Entity”), and agree as follows:

1.
Formation of Entity
a.
Business Purpose. The Venture Entity’s business shall be the development marketing, sale, maintenance, and support of a SaaS/AI software platform solution for the advanced air mobility industry (including urban and regional air transportation companies, OEMs, operators, leasing companies, maintenance services, charging networks, and other entities in the ecosystem) (the “Software Platform”). The Software Platform will provide operators of all types of aircraft, amongst other software products and solutions, with systems for the management of planes (including maintenance, upgrades, etc.), airline operations, and customer facing applications (ticketing, scheduling, etc.).
b.
Establishment. On or before the Closing Date, and subject to the satisfaction of each of the conditions contained in Section 3(b) of this Agreement, the Parties hereby agree that Surf Air will establish the Venture Entity as a subsidiary of Surf Air in accordance with Delaware laws and regulations and the provisions of this Agreement. The name of the Venture Entity shall be Surf Air Technologies LLC. The legal address of the Venture Entity shall be 12111 S. Crenshaw Blvd, Hawthorne, CA 90250.
c.
Corporate Form. The Venture Entity shall be a limited liability company. The parties will, prior to and as a condition to the Closing, put in place an LLC Operating Agreement for the Venture Entity. The liability of any Participant shall be limited to the amount of the capital contribution that such Participant has subscribed for in this Agreement. Any creditor of the Venture Entity shall have recourse only to the assets of the Venture Entity and shall not be entitled to seek repayment, compensation, damages or other remedies from such Participant, unless otherwise provided pursuant to a written agreement signed by such Participant and such creditor of the Venture Entity.
2.
Assignments and Contributions
a.
Assignment of Palantir License. At the Closing, Surf Air will assign the Amended and Restated Order No. 1 dated as of May 18, 2021, as amended (the “Order”); the Order #1 Share Issuance Agreement dated September 29, 2023; and the Palantir Master Subscription Agreement dated May 18, 2021, as amended (collectively the “Palantir Agreements”), which currently provide Surf Air subscription access to certain of Palantir’s proprietary commercial software platforms, including but not limited to Foundry and AIP (the “Palantir Platforms”) to the Venture Entity. The Venture Entity will continue to pay Palantir any amounts not previously paid by Surf Air under the Palantir Agreements in stock of the

CONFIDENTIAL

Venture Entity at the most-recent valuation. The Parties intend that the assignment of the Order from Surf Air to Venture Entity will not alter or change the access rights that Surf Air has under the Order.
b.
Surf Air Contributions. At the Closing, Surf Air will contribute:
i.
the software and IP Surf Air has developed relating to the Software Platform.
ii.
the data and know-how from its operations on an ongoing basis to support the development, maintenance, support, and operation of the Software Platform.
iii.
The employees and contractors directly involved in developing the Software Platform.
c.
Palantir Contributions. At the Closing, Palantir will contribute:
i.
A service contract to provide implementation engineering services (which may include sales and outreach in support of the Venture Entity) in support of Venture Entity’s use of the Palantir Platforms, which may include its interface the Software Platform, the terms of which shall be agreed upon in writing by the Parties prior to the Closing.
d.
Outside Capital. As a condition to Closing, the Venture Entity will be capitalized by outside third party investors sourced by Palantir and Surf Air, with an initial target raise of not less than $5,000,000 (the “Initial Outside Capital”), on terms and conditions to be mutually agreed by the Participants.
3.
Closing
a.
Closing Date. The Closing of the transactions contemplated by this Agreement shall occur no later than November 30, 2024 unless extended by mutual agreement of the Participants.
b.
Closing Conditions. The obligations of the Participants to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:
i.
Establishment of the Venture Entity as a Delaware LLC;
ii.
Negotiation and signing of the LLC Operating Agreement;
iii.
Each party will have made its respective contributions to the Venture Entity;
iv.
The Venture Entity will have secured the Initial Outside Capital, to be funded no later than the Closing Date;
v.
Each Party will have received all internal approvals required to complete the transaction contemplated by this Agreement; and
vi.
Palantir will have provided written confirmation to Surf Air that the Venture Entity has provided sufficient evidence of its ability to meet its ongoing financial obligations, including (a) with respect to the Order; (b) any obligations that include payment using the equity securities of the Venture Entity as consideration

4.
Operation of the Venture Entity
a.
Management of the Business. As between the Participants, Surf Air will be primarily responsible for oversight of the Venture Entity. The Venture Entity will be responsible for all product development and the product roadmap.
b.
Board. The Venture Entity shall at all times be managed by a board (the “Board”). The Board shall consist of five (5) members (the “Board Members”). Each Board Member shall have one vote. The Board will be comprised as follows:
i.
Surf Air shall be entitled to designate four (4) Board Members to the Board (the “Surf Air Designees”); and
ii.
Palantir shall be entitled to designate one (1) Board Member to the Board (the “Palantir Designees”).
iii.
The Chair of the Board and the legal representative of the Venture Entity shall be a Surf Air Designee.
c.
General Manager. The General Manager of the Venture Entity shall be nominated by Surf Air, and other c-level executives of the Venture Entity shall be nominated by the General Manager. The General Manager shall report to the Board and conduct the day-to-day business of the Venture Entity and its Subsidiaries, and the General Manager shall have the authority to select and hire personnel to fill all other executive positions at the Venture Entity.
d.
Sales Support. The parties will be jointly responsible for assisting the Venture Entity with enterprise sales and distribution of the Software Platform. Each party will assign a lead sales person to Software Platform sales. Palantir will incorporate the Software Platform into the enterprise offerings it provides to companies in the regional air mobility industry.
e.
Exclusivity. The Venture Entity will be the Participants’ exclusive partner with respect to the development and sale of the Software Platform or software similar thereto for the advanced air mobility industry.
f.
Ownership of IP. As between the Participants and the Venture Entity, the Venture Entity will own all of the intellectual property in or relating to the Software Platform and any data collected and/or processed via the Software Platform (including data processed using any Palantir software), provided that nothing in this Agreement or the LLC Operating Agreement shall result in the transfer or assignment of any intellectual property (a) in or related to the Palantir Platforms; or (b) that are held by Palantir.
5.
Participant Rights
a.
Pre-Emptive Rights. If the Venture Entity proposes to increase its registered capital (“Newly Increased Registered Capital”), the Venture Entity shall first offer such Newly Increased Registered Capital to the Participants. By notification to the Venture Entity within 20 days after the Offer Notice is given, a Participant and/or its Affiliates may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Participant’s Percentage Interest in such Newly Increased Registered Capital. The Venture Entity shall give notice (the “Offer Notice”) to the Participants stating (i) the amount of such registered capital to be increased and (ii) the price and terms upon which it proposes to offer such Newly Increased Registered Capital. By notification to the Venture Entity within

20 days after the Offer Notice is given, a Participant and/or its Affiliates may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Participant’s Percentage Interest in such Newly Increased Registered Capital.
b.
Right of First Refusal. Each Participant hereby unconditionally and irrevocably grants to the other Participants a right of first refusal to purchase all or any portion of the equity in the Venture Entity that the transferring Participant may propose to transfer to a third party, at the same price and on the same terms and conditions as those offered to the person to whom the transferring Participant proposes to make a transfer. All of the terms and conditions of this Agreement will apply to any such transfer.
c.
Surf Air Buy Out. The LLC Operating Agreement will contain a section including the circumstances wherein Surf Air option to buy out Palantir’s stake in the Venture Entity in cash or stock of Surf Air based on the fair market value of the Venture Entity determined by a third party appraiser to be mutually agreed by the Parties.
d.
Palantir Share Exchange and Standstill. Palantir will have the right but not the obligation to exchange any common shares it holds in Surf Air in excess of 5% of the market capitalization of Surf Air for equity in the Venture Entity at the most recent valuation of the Venture Entity.
e.
Bankruptcy. If at any time after the Closing, a Participant declares bankruptcy and the other Participant wishes to extend the Venture Entity, the other Participant shall, on a pro rata basis, have the right, but not the obligation, to purchase all, but not less than all, of such bankrupt Participant’s equity for an amount in cash equal to the product of the fair market value of the Venture Entity determined by a qualified third party appraiser and the bankrupt Participants; percentage interest in the Venture Entity.
6.
General
a.
The parties intend to issue a joint press release announcing the Agreement following the execution of this Agreement, in the form attached hereto as Exhibit A.
b.
This Agreement constitutes the entire agreement between the Participants and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties.
c.
Except as expressly set forth herein to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
d.
On or after the Agreement Date, neither party shall publicly disclose the name of other party, or include the name of the other party, in any filing with the SEC or NYSE or in any press release, without the prior written consent of the other party, except to the extent that the party reasonably determines, upon the advice of outside counsel or its auditors, such disclosure is required by applicable law or Stock Exchange regulations, in which case the party shall (i) provide the other party with at least three business days’ prior notice of such proposed disclosure and adequate opportunity to review and provide comments for consideration by such party in good faith and (ii) limit any disclosure to what is specifically and legally required (and exclude from any such disclosure the name of, or any information that would reasonably enable a third party to identify the other party, except as required by applicable law or Stock Exchange regulations) and mutually agreed upon after discussions between the parties. For the avoidance of doubt, the terms above shall not include any filings or public disclosures made prior to the Agreement Date that included the name of Palantir, which includes but is not limited to, any amendments to previously filed registration statements or other previously made public disclosures made after the Agreement Date, to the extent any such amendments are identical or substantially similar to public disclosures made prior to the Agreement Date.
e.
This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.
f.
All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if personally delivered or if sent by confirmed email transmission, (ii) on the business day following mailing by overnight courier, postage prepaid, or (iii) on the third business day following mailing by the United States mail, postage prepaid, addressed to the parties at the addresses set forth herein.
g.
Each of the parties hereby covenants and agrees on behalf of itself, its successors, and its assigns to prepare, execute, acknowledge, and deliver such other instruments, documents, and statements, and take such other action as may be required by law or may be reasonably necessary, appropriate or expedient to effectively carry out the purposes of this Agreement.
h.
This Agreement may be executed electronically by delivery of a facsimile signature, PDF or other electronic signature, and in one or more counterparts, each of which shall be deemed to be an original, and together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Surf Air Mobility, Inc.

By: /s/ Deanna White

Name: Deanna White

Title: CEO

Palantir Technologies Inc.

By: /s/ Ryan Taylor

Name: Ryan Taylor

Title: Chief Revenue Officer and Chief Legal Officer